Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CROSSROADS SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Crossroads Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Company setting forth this proposed Amendment (this “Amendment”) to the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), to combine each twenty (20) outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock, and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Company.

SECOND: Subsection D of Article XV, Section 4.2 is hereby amended in its entirety to read as follows:

“D.          Reverse Stock Split. Effective at 12:01 a.m., Central Daylight Time, on June 20, 2016, (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and reclassified into a smaller number of shares such that each twenty (20) shares of issued Common Stock immediately prior to the Effective Time are reclassified into one (1) share of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Company’s transfer agent in lieu of such fractional share interests, upon receipt by the Company’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and surrender of the stockholder’s certificates representing shares of Common Stock that were issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), in an amount equal to the product obtained by multiplying (a) the number of shares of Old Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share interest by (b) the average of the last reported sales prices of the Common Stock as quoted on Nasdaq for the twenty business days ending on the trading day that is the second day immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Old Common Stock represented by such certificate shall have been reclassified, subject to the elimination of fractional share interests as described above; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of Common Stock after the Effective Time into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

THIRD: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Amendment shall be effective as of June 20, 2016, at 12:01 a.m., Central Daylight Time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 17th day of June, 2016.

CROSSROADS SYSTEMS, INC.

By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer